As filed with the Securities and Exchange Commission on January 5, 2022

Registration No. 333-250131

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO REGISTRATION STATEMENT
ON FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST CITIZENS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-1528994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Six Forks Road Raleigh, North Carolina	27609
(Address of Principal Executive Offices)	(Zip Code)

CIT GROUP INC. 2016 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Craig L. Nix
Chief Financial Officer
First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
(919) 716-7000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Matthew G.T. Martin Chief Counsel First Citizens BancShares, Inc. 4300 Six Forks Road Raleigh, North Carolina 27609 (919) 716-7000
Gerald F. Roach, Esq.
Jason L. Martinez, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
(919) 821-1220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer □
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $1.00 per share	120,363(1)	N/A	N/A	N/A

(1) Represents the maximum number of shares of Class A common stock, par value $1.00 per share (“Class A Common Stock”), of First Citizens BancShares, Inc. (the “Registrant”), issuable upon vesting of restricted stock units originally granted as restricted stock units awards and performance share unit awards under the CIT Group Inc. 2016 Omnibus Incentive Plan and assumed by the Registrant. See “Explanatory Note” below. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Class A Common Stock as may be issued to prevent dilution of the shares of Class A Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2) These shares were registered under the Registrant’s Registration Statement on Form S-4 (File No. 333-250131) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on November 16, 2020, as amended by Pre-Effective Amendment No. 1 filed on December 21, 2020 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

Explanatory Note

First Citizens BancShares, Inc. (the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-250131) filed on November 16, 2020, as amended by Pre-Effective Amendment No. 1 filed on December 21, 2020 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of the Registrant’s Class A common stock, par value $1.00 per share (the “Class A Common Stock”), issuable upon vesting of restricted stock units originally granted as restricted stock units awards and performance share unit awards under the CIT Group Inc. 2016 Omnibus Incentive Plan, and assumed by the Registrant pursuant to that certain Agreement and Plan of Merger, dated as of October 15, 2020 (the “Merger Agreement”), by and among the Registrant, First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and a direct, wholly-owned subsidiary of Registrant (“First Citizens Bank”), FC Merger Subsidiary IX, Inc., a direct, wholly-owned subsidiary of First Citizens Bank (“Merger Sub”), and CIT Group Inc. (“CIT”), the parent company of CIT Bank, N.A., a national banking association (“CIT Bank”). All such shares were previously registered on the Form S-4, but will be subject to issuance pursuant to this Registration Statement.

Pursuant to the Merger Agreement, effective January 3, 2022 (the “Effective Time”), (i) Merger Sub merged with and into CIT (the “First Step Merger”), with CIT surviving the First Step Merger, and (ii) immediately following the First Step Merger, CIT as the interim surviving corporation merged with and into First Citizens Bank, with First Citizens Bank surviving (the “Second Step Merger” and collectively with the first step merger, the “Mergers”). After consummation of the Mergers, CIT Bank then merged with and into First Citizens Bank with First Citizens Bank surviving. At the Effective Time, each outstanding restricted stock unit award or performance share unit award in respect of shares of CIT’s common stock, par value $0.01 per share (“CIT Common Stock”), including any deferred restricted stock unit award (each, a “Legacy CIT Award”), other than certain restricted stock unit awards held by members of the board of directors of CIT that automatically vested upon the Effective Time, automatically converted into a restricted stock unit in respect of a number of shares of Class A Common Stock  (a “BancShares Award”) equal to the product (with the result rounded up to the nearest whole share) of (a) the number of shares of CIT Common Stock subject to such Legacy CIT Award immediately prior to the Effective Time based on target level performance (to the extent applicable) multiplied by (b) 0.06200. Each BancShares Award will otherwise be subject to the same terms and conditions applicable to the Legacy CIT Award (except, in the case of performance share unit awards, for any performance goals or metrics).

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 24, 2021, including the portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 10, 2021, incorporated by reference therein;

(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 4, 2021, the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Commission on August 3, 2021, and the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Commission on November 2, 2021;

(c)
The Registrant’s Current Reports on Form 8-K filed on February 9, 2021, February 22, 2021, February 24, 2021, February 25, 2021, April 30, 2021, July 14, 2021, September 30, 2021, December 20, 2021, and January 4, 2022; and

(d)
The description of the Class A Common Stock included in the Registrant’s Current Report on Form 8-K/A filed on July 13, 1990 (filed in paper format), as updated by Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 24, 2021.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered by this Registration Statement will be passed upon for the Registrant by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

Item 6.	Indemnification of Directors and Officers.

Under Title 8, Section 102 (“Section 102”) of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. The Registrant’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Section 102 prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Under Title 8, Section 145 of the DGCL (“Section 145”), a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

In the case of threatened, pending, or completed Proceedings by or in the right of the corporation to procure a judgment in the corporation’s favor, the corporation has the power to indemnify a person described above against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable to the corporation unless and only to the extent that the court in which the Proceeding was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court deems proper.

To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in defense of any Proceeding referred to above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee, or agent and will inure to the benefit of the person’s heirs, executors, and administrators.

Unless ordered by a court, any indemnification under Section 145 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct. That determination shall be made, with respect to a person who is a director or officer of the corporation, at the time of such determination: (1) by a majority vote of the directors who are not parties to the Proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the corporation’s stockholders.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any Proceeding may be paid by the corporation in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it ultimately is determined that he or she is not entitled to be indemnified. Expenses (including attorneys’ fees) incurred by former directors and officers or other employees, and agents, or by persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise, may be paid upon terms and conditions, if any, as the corporation deems appropriate.

Indemnification and advancement of expenses provided by or granted under Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office.

References in Section 145 to “the corporation” include, in addition to the resulting corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents. As a result, any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, will stand in the same position under Section 145 with respect to the resulting or surviving corporation as that person would have with respect to the constituent corporation if its separate existence had continued.

The Restated Certificate provides that the Registrant shall, to the full extent permitted by Section 145, indemnify all persons whom it may indemnify pursuant thereto. The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the Registrant or, while a director, officer, or employee of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, taxes, including ERISA excise taxes, or penalties, and amounts paid in settlement) reasonably incurred by such person. Such indemnification will continue as to any such person who has ceased to be a director, officer, employee, or agent and inure to the benefit of his or her heirs, executors, and administrators.

The Bylaws provide that the Registrant shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any of the foregoing persons in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, any such advance payment of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it ultimately is determined that he or she is not entitled to be indemnified.

The Bylaws do not limit the right of the Registrant, to the extent and in the manner permitted by law, to indemnify and advance expenses to other persons when and as authorized by appropriate corporate action. Further, the rights conferred on any person under the Bylaws are not exclusive of any other rights the person may have or acquire under any statute, provision of the Restated Certificate or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at the Registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount the person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise, or non-profit enterprise.

Under Section 145, a person’s right to indemnification or to advancement of expenses arising under a provision of the Restated Certificate or Bylaws shall not be eliminated or impaired by an amendment to the Restated Certificate or the Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act or omission explicitly authorizes such elimination or impairment after the action or omission has occurred.

A corporation has the power to purchase and maintain insurance on behalf of any person who is or was its director, officer, employee, or agent, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145. The Registrant has purchased a policy of liability insurance that covers its directors and officers up to the limits prescribed therein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2014)
4.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated July 28, 2015)
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1*
Power of Attorney (included on the signature pages to the Registrant’s Registration Statement on Form S-4 (File No. 333-250131) filed on November 16, 2020, to which this is Post-Effective Amendment No. 1 on Form S-8)

24.2	Power of Attorney for Ellen R. Alemany, Michael A. Carpenter, and John R. Ryan (included on the signature page of this Post-Effective Amendment No. 1 on Form S-8 and incorporated herein by reference)
99.1	CIT Group Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to CIT Group, Inc.’s Form 10-Q for the quarter ended September 30, 2018)

* previously filed

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 5th day of January, 2022.

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Frank B. Holding, Jr.
Frank B. Holding, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENT: Each of Ellen R. Alemany, Michael A. Carpenter, and John R. Ryan, whose signature appears below, constitutes and appoints Frank B. Holding, Jr. and Craig L. Nix, for herself or himself and not for one another, and each and either of them and his substitutes, a true and lawful attorney in her or his name, place and stead, in any and all capacities, to sign her or his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the foregoing for herself or himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 5, 2022.

Name	Title	Date

/s/ Frank B. Holding, Jr.	Chairman and Chief Executive Officer, Director	January 5, 2022
Frank B. Holding, Jr.	(Principal executive officer)

/s/ Craig L. Nix	Chief Financial Officer	January 5, 2022
Craig L. Nix	(Principal financial officer and Principal accounting officer)

/s/ Ellen R. Alemany	Director	January 5, 2022
Ellen R. Alemany

*	Director	January 5, 2022
John M. Alexander, Jr.

*	Director	January 5, 2022
Victor E. Bell, III

*	Director	January 5, 2022
Peter M. Bristow

*	Director	January 5, 2022
Hope H. Bryant

/s/ Michael A. Carpenter	Director	January 5, 2022
Michael A. Carpenter

*	Director	January 5, 2022
H. Lee Durham, Jr.

*	Director	January 5, 2022
Daniel L. Heavner

*	Director	January 5, 2022
Robert R. Hoppe

*	Director	January 5, 2022
Floyd L. Keels

*	Director	January 5, 2022
Robert E. Mason, IV

*	Director	January 5, 2022
Robert T. Newcomb

/s/ John R. Ryan	Director	January 5, 2022
John R. Ryan

*By:	/s/ Craig L. Nix
	Name:	Craig L. Nix
	Title:	Attorney-in-Fact